UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2005

DICKIE WALKER MARINE, INC.

(Exact name of registrant specified in charter)

Delaware	000-1138724	33-0931599
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1405 South Coast Highway

Oceanside CA 92054

(Address of principal executive offices) (Zip Code)

(760) 450-0360

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 — Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 16, 2004, we received a notification from Nasdaq stating that as of December 31, 2004, we were not in compliance with Nasdaq Marketplace Rule 4310(c)(2)(B) which requires a company to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.

As a result, Nasdaq is reviewing the Company’s eligibility for continued listing on The Nasdaq SmallCap Market. We have been asked to provide, on or before March 3, 2005, the Company’s specific plan, including a timeframe, to achieve and sustain compliance with all requirements for continued listing on The Nasdaq SmallCap Market.. The Company is currently evaluating its options to increase its stockholders’ equity and intends to submit a compliance plan to the Nasdaq staff on or before the March 3, 2005 deadline. The Company currently contemplates that the plan will include the Company’s proposed acquisition of Intelligent Energy Holdings Plc, which was previously announced in the Company’s press release of February 3, 2005 and in a Form 8-K filed on February 8, 2005.

In the event the Nasdaq staff determines that the Company’s plan of compliance does not address the issues raised in the staff’s February 16, 2005 correspondence, it is expected that the staff will issue a delisting letter to the Company. In such an event, the Company will be afforded the opportunity to appeal the staff’s determination to a Nasdaq Listing Qualifications Panel. The filing of such an appeal will stay the delisting pending a final determination by the Panel.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DICKIE WALKER MARINE, INC.

Date: February 18, 2005	By:	/s/ Gerald W. Montiel
Gerald W. Montiel
Chairman, Chief Executive Officer and President
(Duly Authorized Officer)